Exhibit 99.1

FOR IMMEDIATE RELEASE

For more information, contact:

Chris Manuel

Vice President of Investor Relations

567-336-2600

Chris.Manuel@o-i.com

O-I REPORTS THIRD QUARTER 2020 RESULTS

Strong Rebound After A Challenging Second Quarter Due to the Pandemic

PERRYSBURG, Ohio (October 27, 2020) – O-I Glass, Inc. (“O-I”) (NYSE: OI) today reported financial results for the third quarter ended September 30, 2020.

“After a very challenging second quarter due to the pandemic, earnings rebounded strongly during the third quarter. Sales volumes recovered very well reflecting consumers’ affinity for healthy and sustainable glass packaging. Likewise, continued strong operating performance substantially offset the impact of lower production levels as capacity was gradually restarted following a disruptive second quarter. Despite the ongoing pandemic, the company generated strong operating results and continued favorable cash flow,” said Andres Lopez, O-I CEO.

“O-I continued to advance its strategy to create long-term value. The turnaround initiatives gained momentum and contributed to the company’s strong operating performance during the quarter. The company completed the sale of its Australia and New Zealand (“ANZ”) operations to optimize its structure, and the net proceeds were used to reduce debt and improve O-I’s financial flexibility. Paddock’s Chapter 11 filing is proceeding as expected as Paddock seeks a final resolution of its asbestos-related liabilities. Additionally, the company remains on track with the MAGMA Generation 1 installation in early 2021 that will pave the way for broader deployment starting in 2022 as we seek to revolutionize the business model for glass,” added Lopez.

Summary Comments for Third Quarter 2020

•	Reported Earnings: For the third quarter 2020, earnings from continuing operations were $2.06 per share (diluted) compared with a loss of $3.69 per share in the third quarter of 2019. Current year earnings from continuing operations before income taxes were $376 million, compared to a loss of $536 million in the prior year. 2020 results included an approximately $280 million net gain on the sale of O-I’s ANZ business unit. 2019 results included a $595 million non-cash impairment charge to reduce the carrying value of goodwill for the company’s North America business unit. Cash provided by continuing operating activities in the third quarter 2020 was $262 million compared to $416 million in the prior year. Cash payments for property, plant and equipment were $57 million in the third quarter of 2020 compared to $100 million last year.

•	Adjusted Earnings: Excluding certain items management considers not representative of ongoing operations, adjusted earnings[1] were $0.41 per share in the third quarter of 2020, compared with $0.54 per share in the third quarter of 2019. While operating performance was consistent with the prior year, lower adjusted earnings per share primarily reflected the unfavorable impact of an elevated tax rate, higher retained corporate and other costs as well as recent divestitures.

•	Stable Segment Operating Profit: Segment operating profit[1] was $204 million compared to $206 million in the prior year. Higher selling prices mostly offset cost inflation. Adjusted for the sale of ANZ, third quarter 2020 shipments in tons increased 1.7 percent compared to 2019 as markets stabilized following a double digit decline in the second quarter. As expected, production volume was down 9.7 percent in tons from last year adjusted for the sale of ANZ due to capacity management earlier in the quarter and subsequent production ramp up later in the quarter. All plants returned to normal operating levels prior to quarter end. Operating performance remained strong and the company’s turnaround initiatives and cost control measures substantially offset the impact of lower production levels.

•	Favorable Cash Flows: O-I reported $205 million of free cash flow[1] in the third quarter of 2020 compared to $316 million in 2019. Adjusted for changes in accounts receivable factoring levels, free cash flow[1] was $96 million favorable compared to the prior year.

•	Lower Debt: Total debt was $5.4 billion at September 30, 2020 compared to $6.5 billion at June 30, 2020 and $5.9 billion at September 30, 2019. Net debt[1] was $4.8 billion at September 30, 2020 which was down from $5.4 billion at June 30, 2020 and $5.6 billion at September 30, 2019. Lower debt levels reflected favorable cash flow and use of proceeds from divestitures.

•	Strong Liquidity: As a result of favorable cash flows, committed liquidity improved over the course of the quarter. At the end of the third quarter 2020, O-I maintained in excess of $2 billion in total committed liquidity including cash-on-hand as well as undrawn availability on committed lines of credit.

•	Business Outlook: O-I expects fourth quarter 2020 adjusted earnings[1] will approximate $0.30 to $0.35 per share.

Third Quarter 2020 Results

Net sales in the third quarter of 2020 were $1.6 billion compared to $1.7 billion in the prior year as net sales declined $76 million attributed to the divestment of ANZ. After adjusting for the sale of ANZ, average selling prices improved nearly 1 percent and increased revenue $12 million. Shipments increased 1.7 percent in tons, or $24 million, while unfavorable foreign currency translation reduced net sales by $11 million.

Segment operating profit1 was $204 million in the third quarter of 2020 compared to $206 million in the prior year. Higher shipments benefited segment operating profit by $10 million. Cost inflation, which was elevated due to foreign currency pressures, more than offset the benefit of higher selling prices by $4 million. Operating costs were $6 million higher than the prior year as improved operating performance and cost control efforts substantially offset the impact of lower production levels. Current year profits were unfavorably impacted by the net effect of favorable foreign currency translation and the sale of ANZ.

1	Adjusted earnings per share, segment operating profit of reportable segments (“segment operating profit”), free cash flow, adjusted free cash flow, adjusted net interest expense, free cash flow adjusted for factoring, adjusted effective tax rate, EBITDA to free cash flow conversion and net debt (total debt less cash) are non-GAAP financial measures. See tables included in this release for reconciliations to the most directly comparable GAAP measures.

•	Americas: Segment operating profit in the Americas was $113 million compared to $123 million in the third quarter of 2019. Shipments increased 2.0 percent in tons. Cost inflation was elevated due to foreign currency pressure and was partially mitigated by the benefit of favorable selling prices. Savings from the company’s turnaround initiatives and cost reduction efforts partially offset the impact of lower production levels. Results were unfavorably impacted $1 million by foreign currency translation.

•	Europe: Segment operating profit in Europe was $88 million compared to $79 million in the third quarter 2019. Segment operating profit benefited from 0.3 percent higher sales volume in tons, favorable mix and higher selling prices, which more than compensated for incremental cost inflation. Operating costs were elevated due to lower production levels and startup costs at the new brownfield plant at Gironcourt France. Higher costs were partially offset by favorable operating performance driven by the company’s turnaround initiatives and cost control measures. Results benefited $4 million from favorable foreign currency translation.

•	Asia Pacific: Segment operating profit in Asia Pacific was $3 million compared to $4 million in the third quarter 2019 which included $5 million of dilution attributed to the ANZ sale. Favorable operating performance reflected the company’s turnaround initiatives and cost control measures. For the third quarter 2020, the results for the Asia Pacific segment reflect only one month of the results of the ANZ businesses. For the third quarter of 2019, the results of the Asia Pacific segment have been recast to reflect only the results of its ANZ businesses. The sales and operating results of the other businesses that historically comprised the Asia Pacific segment and were retained by the Company, have been reclassified to Other sales and Retained corporate costs and other, respectively.

Retained corporate and other costs were $35 million compared to $21 million in the prior year. Higher costs reflect the sale of the company’s interest in a soda ash joint venture during 2019 and higher operating expenses including additional costs for MAGMA, partially offset by efforts to reduce costs.

Net interest expense was $61 million, down from $83 million in the prior year. Net interest expense included $6 million and $24 million in the third quarter of 2020 and 2019, respectively, for note repurchase premiums, third party fees and the write-off of deferred finance fees that were related to debt that was repaid prior to its maturity. Exclusive of these items, adjusted net interest expense1 decreased $4 million in the third quarter of 2020 compared to the prior year quarter due to debt reduction and refinancing activities.

The company’s effective tax rate was approximately 11 percent compared to negative 6 percent last year. Excluding certain items management does not consider representative of ongoing operations, the adjusted effective tax rate1 was approximately 37 percent compared to 28 percent in the prior year period.

In both the third quarter of 2020 and 2019, the company recorded several significant items impacting reported results as presented in the table entitled Reconciliation to Adjusted Earnings. Management considers these items not representative of ongoing operations and they are excluded from adjusted earnings. In the third quarter of 2020, these items include approximately $280 million for the gain on the sale of the ANZ businesses, $9 million for restructuring, asset impairment and other costs, $6 million of debt refinancing expense and $3 million in strategic transaction costs. In the third quarter of 2019, charges excluded from adjusted earnings reflected approximately $595 million of goodwill impairment charge, $32 million for restructuring, asset impairment and other charges, $24 million of debt refinancing expense and $11 million in pension settlement charges.

Business Outlook

O-I expects fourth quarter 2020 adjusted earnings1 will be in the range of $0.30 to $0.35 per share which includes the dilution on recent divestitures. This outlook assumes higher selling prices will mostly offset cost inflation. The company expects fourth quarter sales and production volumes will be flat or slightly up compared to prior year levels but could vary depending on the course of the pandemic (full year 2020 sales volume outlook has improved to a 3 to 5 percent decline from the prior year compared to the previous outlook of a 4 to 7 percent decline). Furthermore, earnings should benefit from continued favorable operating performance and cost reduction efforts. The adjusted effective tax rate in 2020 should approximate 30 to 35 percent.

The company expects its full year 2020 EBITDA to free cash flow conversion1 will exceed 10 percent in 2020 and should exceed 18 percent adjusted for the impact of the ANZ divestiture.

The company is actively monitoring the impact of the COVID-19 pandemic, which will negatively impact its business and results of operations in 2020 and potentially beyond. The extent to which the company’s operations will be impacted by the pandemic may depend on future developments, which are uncertain and cannot be accurately predicted, including new information which may emerge concerning the severity of the pandemic and actions by governmental authorities to contain the outbreak or treat its impact among other things.

Conference Call Scheduled for October 28, 2020

O-I CEO Andres Lopez and CFO John Haudrich will conduct a conference call to discuss the Company’s latest results on Wednesday, October 28, 2020, at 8:00 a.m. EDT. A live webcast of the conference call, including presentation materials, will be available on the O-I website, www.o-i.com/investors, in the Webcasts and Presentations section.

The conference call also may be accessed by dialing 888-733-1701 (U.S. and Canada) or 706-634-4943 (international) by 7:50 a.m. EDT, on October 28, 2020. Ask for the O-I conference call. A replay of the call will be available on the O-I website, www.o-i.com/investors, for a year following the call.

Contact:      Sasha Sekpeh, 567-336-5128 – O-I Investor Relations

O-I news releases are available on the O-I website at www.o-i.com.

O-I’s fourth quarter 2020 earnings conference call is currently scheduled for Wednesday, February 10, 2021, at 8:00 a.m. EDT.

About O-I Glass

At O-I Glass, Inc. (NYSE: OI), we love glass and we’re proud to make more of it than any other glass bottle or jar producer in the world. We love that it’s beautiful, pure and completely recyclable. With global headquarters in Perrysburg, Ohio, we are the preferred partner for many of the world’s leading food and beverage brands. Working hand in hand with our customers, we give our passion and expertise to make their bottles iconic and help build their brands around the world. With more than 25,500 people at 72 plants in 20 countries, O-I has a global impact, achieving revenues of $6.7 billion in 2019. For more information, visit o-i.com.

Non-GAAP Financial Measures

The company uses certain non-GAAP financial measures, which are measures of its historical or future financial performance that are not calculated and presented in accordance with GAAP, within the meaning of applicable SEC rules. Management believes that its presentation and use of certain non-GAAP financial measures, including adjusted earnings, adjusted earnings per share, segment operating profit, net debt, free cash flow, free cash flow adjusted for factoring, EBITDA, EBITDA to free cash flow conversion and adjusted effective tax rate provide relevant and useful supplemental financial information, which is widely used by analysts and investors, as well as by management in assessing both consolidated and business unit performance. These non-GAAP measures are reconciled to the most directly comparable GAAP measures and should be considered supplemental in nature and should not be considered in isolation or be construed as being more important than comparable GAAP measures.

Adjusted earnings relates to net earnings from continuing operations attributable to the company, exclusive of items management considers not representative of ongoing operations because such items are not reflective of the company’s principal business activity, which is glass container production. Adjusted earnings are divided by weighted average shares outstanding (diluted) to derive adjusted earnings per share. Segment operating profit relates to earnings from continuing operations before interest expense, net, and before income taxes and is also exclusive of items management considers not representative of ongoing operations as well as certain retained corporate costs. Net Debt is defined as Total debt less cash. Management uses adjusted earnings, adjusted earnings per share, segment operating profit, and net debt to evaluate its period-over-period operating performance because it believes these provide a useful supplemental measures of the results of operations of its principal business activity by excluding items that are not reflective of such operations. Adjusted earnings, adjusted earnings per share, segment operating profit, and net debt may be useful to investors in evaluating the underlying operating performance of the company’s business as these measures eliminate items that are not reflective of its principal business activity.

Further, free cash flow relates to cash provided by continuing operating activities less additions to property, plant and equipment. Management has historically used free cash flow to evaluate its period-over-period cash generation performance because it believes this has provided a useful supplemental measure related to its principal business activity. Free cash flow, free cash flow adjusted for factoring, and free cash flow to EBITDA conversion may be useful to investors to assist in understanding the comparability of cash flows generated by the company’s principal business activity. It should not be inferred that the entire free cash flow amount is available for discretionary expenditures, since the company has mandatory debt service requirements and other non-discretionary expenditures that are not deducted from the measure. Management uses non-GAAP information principally for internal reporting, forecasting, budgeting and calculating compensation payments.

The company routinely posts important information on its website – www.o-i.com/investors.

Forward-Looking Statements

This press release contains “forward-looking” statements related to O-I Glass, Inc. (“O-I Glass” or the “company”) within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and Section 27A of the Securities Act of 1933. Forward-looking statements reflect the company’s current expectations and projections about future events at the time, and thus involve uncertainty and risk. The words “believe,” “expect,” “anticipate,” “will,” “could,” “would,” “should,” “may,” “plan,” “estimate,” “intend,” “predict,” “potential,” “continue,” and the negatives of these words and other similar expressions generally identify forward-looking statements.

It is possible that the company’s future financial performance may differ from expectations due to a variety of factors including, but not limited to the following: (1) the company’s ability to obtain the benefits it anticipates from the Corporate Modernization, (2) risks inherent in, and potentially adverse developments related to, the Chapter 11 bankruptcy proceeding involving the company’s wholly owned subsidiary Paddock Enterprise, LLC (“Paddock”), that could adversely affect the company and the company’s liquidity or results of operations, including the impact of deconsolidating Paddock from the company’s financials, risks from asbestos-related claimant representatives asserting claims against the company and potential for litigation and payment demands against the company by such representatives and other third parties, (3) the amount that will be necessary to fully and finally resolve all of Paddock’s asbestos-related claims and the company’s obligations to make payments to resolve such claims under the terms of its support agreement with Paddock, (4) the company’s ability to manage its cost structure, including its success in implementing restructuring or other plans aimed at improving the company’s operating efficiency and working capital management, achieving cost savings, and remaining well-positioned to address the company’s legacy liabilities, (5) the company’s ability to acquire or divest businesses, acquire and expand plants, integrate operations of acquired businesses and achieve expected benefits from acquisitions, divestitures or expansions, (6) the company’s ability to achieve its strategic plan, (7) foreign currency fluctuations relative to the U.S. dollar, (8) changes in capital availability or cost, including interest rate fluctuations and the ability of the company to refinance debt on favorable terms, (9) the general political, economic and competitive conditions in markets and countries where the company has operations, including uncertainties related to Brexit, economic and social conditions, disruptions in the supply chain, competitive pricing pressures, inflation or deflation, changes in tax rates and laws, natural disasters, and weather, (10) the impact of COVID-19 and the various governmental, industry and consumer actions related thereto, (11) the company’s ability to generate sufficient future cash flows to ensure the company’s goodwill is not impaired, (12) consumer preferences for alternative forms of packaging, (13) cost and availability of raw materials, labor, energy and transportation, (14) consolidation among competitors and customers, (15) unanticipated expenditures with respect to data privacy, environmental, safety and health laws, (16) unanticipated operational disruptions, including higher capital spending, (17) the company’s ability to further develop its sales, marketing and product development capabilities, (18) the failure of the company’s joint venture partners to meet their obligations or commit additional capital to the joint venture, (19) the ability of the company and the third parties on which it relies for information technology system support to prevent and detect security breaches related to cybersecurity and data privacy, (20) changes in U.S. trade policies, and the other risk factors discussed in the company’s Annual Report on Form 10-K for the year ended December 31, 2019, Quarterly Report on form 10-Q for the quarterly period ended September 30, 2020 and any subsequently filed Annual Report on Form 10-K, Quarterly Reports on Form 10-Q or the company’s other filings with the Securities and Exchange Commission.

It is not possible to foresee or identify all such factors. Any forward-looking statements in this document are based on certain assumptions and analyses made by the company in light of its experience and perception of historical trends, current conditions, expected future developments, and other factors it believes are appropriate in the circumstances. Forward-looking statements are not a guarantee of future performance and actual results or developments may differ materially from expectations. While the company continually reviews trends and uncertainties affecting the company’s results or operations and financial condition, the company does not assume any obligation to update or supplement any particular forward-looking statements contained in this document.

O-I GLASS, INC.

Condensed Consolidated Results of Operations

(Dollars in millions, except per share amounts)

	Three months ended September 30		Nine months ended September 30
Unaudited	2020	2019	2020	2019
Net sales	$1,616	$1,670	$4,595	$5,063
Cost of goods sold	(1,339)	(1,371)	(3,887)	(4,131)

Gross profit	277	299	708	932

Selling and administrative expense	(95)	(108)	(308)	(339)
Research, development and engineering expense	(16)	(16)	(45)	(50)
Interest expense, net	(61)	(83)	(212)	(215)
Equity earnings	21	17	49	55
Other income (expense), net (including goodwill impairment - 2019) (a)	250	(645)	147	(709)

Earnings (loss) from continuing operations before income taxes	376	(536)	339	(326)

Provision for income taxes	(41)	(31)	(50)	(86)

Earnings (loss) from continuing operations	335	(567)	289	(412)

Loss from discontinued operations				(1)

Net earnings (loss)	335	(567)	289	(413)

Net earnings attributable to noncontrolling interests	(7)	(8)	(11)	(17)

Net earnings (loss) attributable to the Company	$328	$(575)	$278	$(430)

Amounts attributable to the Company:
Earnings (loss) from continuing operations	$328	$(575)	$278	$(429)
Loss from discontinued operations				(1)
Net earnings (loss)	$328	$(575)	$278	$(430)

Basic earnings per share:
Earnings (loss) from continuing operations	$2.09	$(3.69)	$1.77	$(2.77)
Loss from discontinued operations				(0.01)
Net earnings (loss)	$2.09	$(3.69)	$1.77	$(2.78)

Weighted average shares outstanding (thousands)	157,073	155,536	156,650	155,083

Diluted earnings per share:
Earnings (loss) from continuing operations	$2.06	$(3.69)	$1.76	$(2.77)
Loss from discontinued operations				(0.01)
Net earnings (loss)	$2.06	$(3.69)	$1.76	$(2.78)

Diluted average shares (thousands)	159,299	155,536	158,438	155,083

(a) On July 31, 2020, the Company completed the sale of its Australia and New Zealand ("ANZ") businesses to Visy Industries Holdings Pty Ltd.  The Company recorded a net gain of approximately $280 million in the third quarter of 2020 related to this sale.

O-I GLASS, INC.

Condensed Consolidated Balance Sheet

(Dollars in millions)

	September 30,	December 31,	September 30,
Unaudited	2020	2019	2019
Assets
Current assets:
Cash and cash equivalents	$606	$551	$273
Trade receivables, net	724	621	968
Inventories	782	1,045	1,015
Prepaid expenses and other current assets	272	271	278
Total current assets	2,384	2,488	2,534

Property, plant and equipment, net	2,675	3,273	3,104
Goodwill	1,847	1,934	1,893
Intangibles, net	311	371	404
Other assets	1,407	1,544	1,613

Total assets	$8,624	$9,610	$9,548

Liabilities and Share Owners' Equity
Current liabilities:
Accounts payable	$910	$1,276	$1,064
Short-term loans and long-term debt due within one year	212	124	376
Current portion of asbestos-related liabilities			125
Other liabilities	575	595	630
Total current liabilities	1,697	1,995	2,195

Long-term debt	5,163	5,435	5,512
Asbestos-related liabilities		486	342
Paddock support agreement liability	471
Other long-term liabilities	1,028	1,130	1,063
Share owners' equity	265	564	436

Total liabilities and share owners' equity	$8,624	$9,610	$9,548

O-I GLASS, INC.

Condensed Consolidated Cash Flow

(Dollars in millions)

	Three months ended September 30		Nine months ended September 30
Unaudited	2020	2019	2020	2019
Cash flows from operating activities:
Net earnings (loss)	$335	$(567)	$289	$(413)
Loss from discontinued operations	-	1	-	1
Non-cash charges
Depreciation and amortization	116	127	363	380
Pension expense	10	8	30	24
Restructuring, asset impairment and related charges	5	24	72	56
Pension settlement charges		11	8	13
Goodwill impairment charge		595		595
Gain on sale of ANZ businesses	(280)		(280)
Cash payments
Pension contributions	(11)	(10)	(32)	(29)
Asbestos-related payments		(32)		(135)
Cash paid for restructuring activities	(10)	(12)	(32)	(41)
Change in components of working capital	13	278	(402)	(661)
Other, net (a)	84	(7)	112	(36)
Cash provided by (utilized in) continuing operating activities	262	416	128	(246)
Cash utilized in discontinued operating activities				(1)
Total cash provided by (utilized in) operating activities	262	416	128	(247)

Cash flows from investing activities:
Cash payments for property, plant and equipment	(57)	(100)	(246)	(333)
Acquisitions, net of cash acquired				(157)
Contributions and advances to joint ventures				(22)
Net cash proceeds on disposal of assets		1	2	2
Net cash proceeds on sale of ANZ businesses, net of transaction costs	441		441
Deconsolidation of Paddock			(47)
Other, net		4	1	5
Cash provided by (utilized in) investing activities	384	(95)	151	(505)

Cash flows from financing activities:
Changes in borrowings, net	(1,222)	(377)	(300)	593
Treasury shares repurchased				(38)
Payment of finance fees	(5)	(23)	(50)	(31)
Dividend paid		(8)	(8)	(24)
Net cash proceeds (payments) for hedging activity	(50)		(8)	28
Distributions to noncontrolling interests	(1)		(5)	(7)
Sale leaseback proceeds in conjunction with ANZ sale	155		155
Other, net			(3)	(3)
Cash provided by (utilized in) financing activities	(1,123)	(408)	(219)	518
Effect of exchange rate fluctuations on cash	16	(11)	(5)	(5)
Increase (decrease) in cash	(461)	(98)	55	(239)
Cash at beginning of period	1,067	371	551	512
Cash at end of period	$606	$273	$606	$273

(a) Other, net includes other non-cash charges plus other changes in non-current assets and liabilities.

O-I GLASS, INC.

Reportable Segment Information

(Dollars in millions)

	Three months ended September 30		Nine months ended September 30
Unaudited	2020	2019	2020	2019
Net sales:
Americas	$887	$918	$2,442	$2,733
Europe	644	588	1,775	1,834
Asia Pacific	52	128	281	382
Reportable segment totals	1,583	1,634	4,498	4,949
Other	33	36	97	114
Net sales	$1,616	$1,670	$4,595	$5,063

Segment operating profit (a):
Americas	$113	$123	$268	$380
Europe	88	79	191	248
Asia Pacific	3	4	19	25
Reportable segment totals	204	206	478	653

Items excluded from segment operating profit:
Retained corporate costs and other	(35)	(21)	(98)	(83)
Items not considered representative of ongoing operations (b)	268	(638)	171	(681)

Interest expense, net	(61)	(83)	(212)	(215)
Earnings (loss) from continuing operations before income taxes	$376	$(536)	$339	$(326)

Ratio of earnings (loss) from continuing operations before income taxes to net sales	23.3%	-32.1%	7.4%	-6.4%

Segment operating profit margin (c):
Americas	12.7%	13.4%	11.0%	13.9%
Europe	13.7%	13.4%	10.8%	13.5%
Asia Pacific	5.8%	3.1%	6.8%	6.5%
Reportable segment margin totals	12.9%	12.6%	10.6%	13.2%

(a)	Segment operating profit consists of consolidated earnings before interest income, interest expense, and provision for income taxes and excludes amounts related to certain items that management considers not representative of ongoing operations as well as certain retained corporate costs.

The Company presents information on segment operating profit because management believes that it provides investors with a measure of operating performance separate from the level of indebtedness or other related costs of capital. The most directly comparable GAAP financial measure to segment operating profit is earnings from continuing operations before income taxes. The Company presents segment operating profit because management uses the measure, in combination with net sales and selected cash flow information, to evaluate performance and to allocate resources.

(b)	Reference Reconciliation to Adjusted Earnings.

(c)	Segment operating profit margin is segment operating profit divided by segment net sales.

O-I GLASS, INC.

Reconciliation to Adjusted Earnings

(Dollars in millions, except per share amounts)

The reconciliation below describes the items that management considers not representative of ongoing operations.

	Three months ended September 30		Nine months ended September 30
Unaudited	2020	2019	2020	2019
Earnings (loss) from continuing operations attributable to the Company	$328	$(575)	$278	$(429)

Items impacting cost of goods sold:
Acquisition-related fair value inventory adjustments		1		1
Items impacting other selling and administrative expense:
Restructuring, asset impairment and other charges				2
Items impacting other expense, net:
Gain on sale of ANZ businesses	(280)		(280)
Charge for goodwill impairment		595		595
Restructuring, asset impairment and other charges	9	32	80	70
Strategic transaction costs	3		7
Charge for deconsolidation of Paddock			14
Pension settlement charges		11	8	13
Items impacting interest expense:
Charges for note repurchase premiums and write-off of finance fees	6	24	44	26
Items impacting income tax:
Net benefit for income tax on items above	(1)	(4)	(20)	(6)
Items impacting net earnings attributable to noncontrolling interests:
Net impact of noncontrolling interests on items above
Total adjusting items (non-GAAP)	$(263)	$659	$(147)	$701

Adjusted earnings (non-GAAP)	$65	$84	$131	$272

Diluted average shares (thousands)	159,299	155,536	158,438	155,083

Earnings (loss) per share from continuing operations (diluted)	$2.06	$(3.69)	$1.76	$(2.77)
Adjusted earnings per share (non-GAAP) (a)	$0.41	$0.54	$0.82	$1.74

(a) For purposes of computing adjusted earnings per share, the diluted average shares (in thousands) are 156,531 and 156,550 for the three and nine months ended Sept. 30, 2019.

The Company is unable to present a quantitative reconciliation of its forward-looking non-GAAP measure, adjusted earnings and adjusted earnings per share for the quarter ending December 31, 2020, to its most directly comparable GAAP financial measure, earnings from continuing operations attributable to the Company, because management cannot reliably predict all of the necessary components of this GAAP financial measure without unreasonable efforts.  Earnings from continuing operations attributable to the Company includes several significant items, such as restructuring charges, asset impairment charges, charges for the write-off of finance fees, and the income tax effect on such items.  The decisions and events that typically lead to the recognition of these and other similar items are complex and inherently unpredictable, and the amount recognized for each item can vary significantly.  Accordingly, the Company is unable to provide a reconciliation of adjusted earnings and adjusted earnings per share to earnings from continuing operations attributable to the Company or address the probable significance of the unavailable information, which could be material to the Company's future financial results.

O-I GLASS, INC.

Changes in Net Sales and Segment Operating Profit for Reportable Segments

(Dollars in millions)

	Three months ended September 30,
Unaudited	Americas	Europe	Asia Pacific	Total
Net sales for reportable segments- 2019	$918	$588	$128	$1,634
Effects of changing foreign currency rates (a)	(51)	40		(11)
Price	(1)	13		12
Sales volume & mix	21	3	(76)	(52)
Total reconciling items	(31)	56	(76)	(51)
Net sales for reportable segments- 2020	$887	$644	$52	$1,583

	Three months ended September 30,
	Americas	Europe	Asia Pacific	Total
Segment operating profit - 2019	$123	$79	$4	$206
Effects of changing foreign currency rates (a)	(1)	4		3
Net Price (net of cost inflation)	(18)	14		(4)
Sales volume & mix	9	1		10
Operating costs		(10)	4	(6)
Divestiture (ANZ)			(5)	(5)
Total reconciling items	(10)	9	(1)	(2)
Segment operating profit - 2020	$113	$88	$3	$204

	Nine months ended September 30,
	Americas	Europe	Asia Pacific	Total
Net sales for reportable segments- 2019	$2,733	$1,834	$382	$4,949
Effects of changing foreign currency rates (a)	(158)	5	(18)	(171)
Price	11	37		48
Sales volume & mix	(144)	(101)	(83)	(328)
Total reconciling items	(291)	(59)	(101)	(451)
Net sales for reportable segments- 2020	$2,442	$1,775	$281	$4,498

	Nine months ended September 30,
	Americas	Europe	Asia Pacific	Total
Segment operating profit - 2019	$380	$248	$25	$653
Effects of changing foreign currency rates (a)	(11)	(3)	(1)	(15)
Net Price (net of cost inflation)	(29)	36	(10)	(3)
Sales volume & mix	(60)	(24)	(2)	(86)
Operating costs	(12)	(66)	12	(66)
Divestiture			(5)	(5)
Total reconciling items	(112)	(57)	(6)	(175)
Segment operating profit - 2020	$268	$191	$19	$478

(a)	Currency effect on net sales and segment operating profit determined by using 2020 foreign currency exchange rates to translate 2019 local currency results.

Unaudited

O-I GLASS, INC.

Reconciliation to Free Cash Flow

	Three Months Ended	Three Months Ended
	September 30, 2020	September 30, 2019
Cash provided by (utilized in) continuing operating activities	$262	$416
Cash payments for property, plant and equipment	(57)	(100)
Free cash flow (non-GAAP)	$205	$316

Accounts Receivables Factored

June 30, 2020	September 30,2020
$437	$426	Difference	(11)

June 30, 2019	September 30,2019
$173	$369	Difference		196

Free cash flow Adjusted for Factoring (non-GAAP)			$216	$120

The Company is unable to present a quantitative reconciliation of its forward-looking non-GAAP measures, EBITDA and free cash flow, for the year ending December 31, 2020, to its most directly comparable GAAP financial measures, earnings (loss) from continuing operations before income taxes plus items that management considers not representative of ongoing operations, depreciation and amortization and cash provided by continuing operations less cash payments for property, plant and equipment, because management cannot reliably predict all of the necessary components of these GAAP financial measures without unreasonable efforts.  Earnings (loss) from continuing operations before income taxes includes several significant items, such as restructuring charges, asset impairment charges, charges for the write-off of finance fees. The decisions and events that typically lead to the recognition of these and other similar items are complex and inherently unpredictable, and the amount recognized for each item can vary significantly. Accordingly, the Company is unable to provide a reconciliation of EBITDA to earnings (loss) from continuing operations before income taxes and free cash flow to cash provided by continuing operating activities or address the probable significance of the unavailable information, which could be material to the Company's future financial results.

O-I GLASS, INC.

Reconciliation to Adjusted Interest Expense

	Three Months Ended	Three Months Ended
Unaudited	September 30, 2020	September 30, 2019
Interest Expense, net	$61	$83
Items management considers not representative of ongoing operations	(6)	(24)
Adjusted Interest Expense, net	$55	$59

O-I GLASS, INC.

Reconciliation to Net Debt

Unaudited

	September 30, 2020	June 30, 2020	September 30, 2019
Total debt	$5,375	$6,507	$5,888
Cash and cash equivalents	606	1,067	273
Net Debt	$4,769	$5,440	$5,615

O-I GLASS, INC.

Reconciliation to Adjusted Effective Tax Rate

Unaudited

	Three Months Ended	Three Months Ended
	September 30, 2020	September 30, 2019
Earnings (loss) from continuing operations before income taxes (A)	$376	$(536)
Items management considers not representative of ongoing operations	(262)	663
Adjusted Earnings (loss) from continuing operations before income taxes (C)	$114	$127

Benefit (Provision) for income taxes (B)	$(41)	$(31)
Tax items management considers not representative of ongoing operations	(1)	(4)
Adjusted benefit (provision) for income taxes (D)	$(42)	$(35)

Effective Tax Rate (B)/(A)	10.9%	-5.8%
Adjusted Effective Tax Rate (D)/(C)	36.9%	27.6%

The Company is unable to present a quantitative reconciliation of its forward-looking non-GAAP measure, adjusted effective tax rate, for the quarter ending December 31, 2020, to its most directly comparable GAAP financial measure, provision for income taxes divided by earnings (loss) from continuing operations before income taxes, because management cannot reliably predict all of the necessary components of these GAAP financial measures without unreasonable efforts. Earnings (loss) from continuing operations before income taxes includes several significant items, such as restructuring charges, asset impairment charges, charges for the write-off of finance fees, and the provision for income taxes would include the income tax effect on such items. The decisions and events that typically lead to the recognition of these and other similar items are complex and inherently unpredictable, and the amount recognized for each item can vary significantly. Accordingly, the Company is unable to provide a reconciliation of adjusted effective tax rate to earnings (loss) from continuing operations before income and provision for income taxes or address the probable significance of the unavailable information, which could be material to the Company's future financial results.